UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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¨	Preliminary Proxy Statement

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x	Definitive Proxy Statement

¨	Definitive Additional Materials

¨	Soliciting Material Pursuant to §240.14a-12

ENCORE WIRE CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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¨	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENCORE WIRE CORPORATION
1329 Millwood Road
McKinney, Texas 75069
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2023
NOTICE is hereby given that the annual meeting of stockholders of Encore Wire Corporation (the “Company”) will be held in a live virtual meeting format only, via webcast, at www.virtualshareholdermeeting.com/WIRE2023, on Tuesday, May 2, 2023, at 9:00 a.m., Central time, for the following purposes:
1.    To elect a Board of Directors for the ensuing year;
2.    To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers;
3.    To determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years;
4.    To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2023; and
5.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 16, 2023 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
You can attend the meeting online, submit questions and vote shares electronically during the annual meeting by visiting www.virtualshareholdermeeting.com/WIRE2023 at the time of the meeting. Online check-in will begin at 8:45 a.m., Central time, and you should allow approximately 15 minutes for the online check-in procedure. Please have the control number on your proxy card available for check-in. Prior to the date of the annual meeting, you will be able to vote at www.proxyvote.com, and the proxy materials will be available at that site. You may also vote prior to the date of the meeting by telephone by calling 1-800-690-6903. Please consult your proxy card for additional information regarding these alternative methods. Questions submitted during the meeting will be subject to standard screening criteria such as relevancy, tone and elimination of redundancy. The Company will plan to post appropriate questions received during the meeting and the Company’s answers to those questions on its website.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Company’s 2022 Annual Report, containing a record of the Company’s activities and financial statements for the year ended December 31, 2022, is also enclosed.
Dated: March 20, 2023
By Order of the Board of Directors
BRET J. ECKERT
Secretary
YOUR VOTE IS IMPORTANT.
THE ENCLOSED PROXY ALLOWS YOU TO VOTE BY INTERNET BEFORE THE MEETING, VOTE BY INTERNET AT THE MEETING, VOTE BY PHONE OR VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROMPT RETURN OF PROXIES WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

ENCORE WIRE CORPORATION
1329 Millwood Road
McKinney, Texas 75069
PROXY STATEMENT
For Annual Meeting of Stockholders
To be Held on May 2, 2023
GENERAL
The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of Encore Wire Corporation (the “Company” or “Encore Wire” or “Encore”) for use at the annual meeting of stockholders of the Company to be held at the time and for the purposes set forth in the foregoing notice. The meeting will be held completely virtually. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is March 20, 2023.
The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.
Proxies
Shares entitled to vote and provided either via the Internet or by telephone or represented by a proxy in the accompanying form duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted for the election of the nominees for directors named in the accompanying form of proxy and in accordance with the recommendations of the Board of Directors on the other proposals listed on the proxy card and at the proxies’ discretion on any other matter that may properly come before the meeting. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting online at the meeting. Authorizing your proxy will not limit your right to participate in the virtual annual meeting and vote your shares online. Participating in the virtual annual meeting does not revoke your proxy unless you also vote online at the annual meeting.
Attending the Annual Meeting
We will be hosting the annual meeting live via the Internet. You will not be able to attend the annual meeting in person. The annual meeting will only be held virtually at www.virtualshareholdermeeting.com/WIRE2023. Stockholders of record as of the close of business on March 16, 2023, the record date, or their legal proxy holders, are entitled to attend the annual meeting. To be admitted to the annual meeting via the Internet, you must log-in using the 16-digit control number found on your proxy card or Voter Instruction Form. The annual meeting will begin promptly at 9:00 a.m., Central time, on Tuesday, May 2, 2023. We encourage you to access the annual meeting prior to the start time. Online access will begin at 8:45 a.m., Central time. Instructions on how to connect and participate in the annual meeting are posted at www.virtualshareholdermeeting.com/WIRE2023.
Stockholders who access the annual meeting via the Internet will have comparable rights and opportunities to participate as they would have at an in-person meeting. Stockholders may submit questions while connected to the annual meeting on the Internet. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/WIRE2023, typing the question into the “Ask a Question” field and clicking “Submit”. Additional information regarding the ability of stockholders to ask questions during the annual meeting will be set forth in the annual meeting’s Rules of Conduct, which will be made available within the virtual annual meeting platform.
If stockholders encounter any difficulties accessing the annual meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 8:45 a.m., Central time, on May 2, 2023 through the conclusion of the annual meeting. The virtual annual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari), and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong Internet connection if they intend to attend and/or participate in the annual meeting. Stockholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.
Voting Procedures and Tabulation
The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as applicable, with respect to the other proposals listed on the proxy card and any other matter that may properly come before the meeting.
Quorum and Voting Requirements
A majority of shares of the outstanding common stock, par value $0.01 per share (“Common Stock”), present in person or by proxy, is necessary to constitute a quorum. Abstentions are counted as present at the meeting for purposes of determining whether a quorum exists. Broker non-votes only count towards quorum if at least one proposal on the proxy is considered a routine matter under New York Stock Exchange (“NYSE”) Rule 452. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner. Under NYSE Rule 452, brokers have the authority to vote such shares on routine matters, but not on non-routine matters. Routine matters include the proposal to ratify the appointment of the auditors, but do not include the election of directors or the approval, in a non-binding advisory vote, of the compensation of the Company’s named executive officers or the approval, in a non-binding advisory vote, of the frequency of future advisory votes to approve the compensation of the Company's named executive officers.
The only voting security of the Company outstanding is its Common Stock. Only the holders of record of shares of Common Stock at the close of business on March 16, 2023, the record date for the meeting, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. On the record date, there were 17,964,662 shares of Common Stock outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote.
Election of Directors. Directors are elected by a plurality of the votes of the shares of Common Stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors, subject to the Company’s Majority Voting Policy described in further detail below. This means that the six nominees receiving the highest number of votes cast for the number of positions to be filled will be elected, subject to the Company’s Majority Voting Policy. Cumulative voting is not permitted. New York Stock Exchange Rule 452 prohibits brokers from casting discretionary votes in any election of directors. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on voting on the election of directors, provided a quorum is present.
Majority Voting Policy. In February 2013, the Board adopted the Company’s Majority Voting Policy, pursuant to which a director nominee that is not elected by a majority of the votes cast in an uncontested election must tender such director’s resignation promptly following the failure to receive the required vote. This means that the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee. Abstentions and broker non-votes are not counted as votes “for” or “withheld” from a director nominee. Following a director’s resignation under the policy, the Nominating and Corporate Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In contested elections, the required vote is a plurality of votes cast.
Non-Binding Approval of Say on Pay and Say on Frequency. The advisory vote on the proposal to approve the compensation of the Company’s named executive officers, commonly known as “say on pay” and to determine whether a stockholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years, commonly known as “say on frequency,” are non-binding. The affirmative vote of a majority of the holders of shares of Common Stock having voting power present virtually or represented by proxy is required for the non-binding approval of the say on pay proposal and for the non-binding approval of one of the alternatives presented with respect to the say on frequency proposal. If none of the alternatives presented with respect to the say on frequency proposal receive a majority vote, the Company will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because the say on frequency vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold a say on pay vote more or less frequently than the alternative approved by the stockholders. Abstentions will have the effect of votes against the say on pay proposal and the effect of votes against each alternative presented with respect to the say on frequency proposal, but broker non-votes and other limited proxies will have no effect on the say on pay and the say on frequency proposals.
Ratification of Appointment of Independent Auditors. The proposal to ratify the appointment of auditors must be approved by a vote of a majority of the holders of shares of Common Stock having voting power present virtually or represented by proxy. An abstention with respect to such proposal will therefore effectively count as a vote against the proposal. Ratification of the appointment of the Company’s independent auditors is a routine matter to which a broker has authority to cast discretionary votes if the broker has not received voting instructions from the beneficial owner of such shares at least ten days before the annual meeting. Broker discretionary votes as to the proposal to ratify the appointment of independent auditors will be counted towards a meeting quorum and will be considered a part of the voting power with respect to such proposal.
PROPOSAL ONE
ELECTION OF DIRECTORS
The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of five directors, with such number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has fixed at six the number of directors that will constitute the full Board of Directors. Therefore, six directors will be elected at the annual meeting.
All duly submitted and unrevoked proxies will be voted for the nominees for director selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.
The nominees to serve as directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees, including the ages of the nominees as of the date of the annual meeting of stockholders and their business experience. All of the nominees are presently directors of the Company. With the exception of John H. Wilson, all of the nominees have served continuously as directors since the date of their first election or appointment to the Board. Mr. Wilson served as a director of the Company from April 1989 until May 1993 and was re-elected to the Board in May 1994.

Daniel L. Jones, age 59, Director since May 1992 and Chairman since November 2014.	Mr. Jones has held the office of President and Chief Executive Officer of the Company since February 2006. He performed the duties of the Chief Executive Officer in an interim capacity from May 2005 to February 2006. From May 1998 until February 2006, Mr. Jones was President and Chief Operating Officer of the Company. He previously held the positions of Chief Operating Officer from October 1997 until May 1998, Executive Vice President from May 1997 to October 1997, Vice President-Sales and Marketing from 1992 to May 1997, after serving as Director of Sales since joining the Company in November 1989. Mr. Jones currently serves as a director of Baylor Scott & White Medical Center - McKinney. Mr. Jones was selected as a nominee to serve as a director of the Company due to his depth of knowledge of the Company, including its strategies, operations, supply sources and markets, his extensive knowledge of the building wire industry and his past and present positions with the Company.

Gina A. Norris, age 64, Director since May 2020.
Ms. Norris has been Senior Vice President, Partner Relations at Matthews Southwest, a private real estate development company, since 2013. Ms. Norris was elected to the board of the Company in May 2020. Ms. Norris also serves as an independent director of Texas Security Bankshares, Inc., a privately-held bank holding company, and as a director of the State Fair of Texas, a private nonprofit, where she was elected Board Chair in 2019. From 2010 to 2012, Ms. Norris was president of Stratford Lending, an affiliate of Stratford Land, a private real estate investment fund based in Dallas, Texas. From 2000 to 2010, Ms. Norris served as Managing Director at Crow Holdings, a private investment company, where she was responsible for a portfolio of investments in real estate, industrial manufacturing and real estate-based operating businesses in the U.S. and Europe. Ms. Norris started her career in 1982, spending eighteen years in corporate banking at First Chicago and Bank One. Ms. Norris was selected as nominee to serve as a director of the Company due to her board experience in the fields of banking, industrial manufacturing and real estate. Ms. Norris earned an M.B.A. degree at the University of Texas at Austin and a Bachelor of Business degree at Western Illinois University. Ms. Norris is a CFA charterholder and brings to the Board her qualifications as an audit committee financial expert as well as expertise in assisting portfolio companies in value enhancement, stakeholder alignment and strategic planning.

William R. Thomas, age 51, Director since May 2007.	Mr. Thomas is a private investor who invests in, and provides leadership for, organizations that create financial return, social impact or both. He also serves as a director of Capital Southwest Corporation, a credit-focused business development company that is an active capital provider to middle market companies. Mr. Thomas served at Capital Southwest as Vice President from July 2010 to September 2012, Assistant Vice President from July 2008 to July 2010, and Investment associate from July 2006 until July 2008. During this time, Mr. Thomas made, enhanced and monetized investments in stand-alone private companies and add-on opportunities, served on the boards of eleven private companies, and oversaw valuation and regulatory compliance. From 2004 to 2006, Mr. Thomas earned his M.B.A. from Harvard Business School. During a portion of his time at Harvard, he served as a consultant to private equity clients at Investor Group Services. From 1993 through 2004, Mr. Thomas served in the U.S. Air Force as a pilot in multiple aircraft and a leader in areas of training, safety, acquisitions and logistics operations, achieving the rank of Major. He has served as President of the Thomas Heritage Foundation, a nonprofit grant-making corporation, since 2008. Mr. Thomas has been recognized as a National Association of Corporate Directors (NACD) Board Leadership Fellow and graduated from the United States Air Force Academy. Mr. Thomas was selected as nominee to serve as a director of the Company due to his experience serving on the boards of eleven privately-held companies, one publicly-traded company and three nonprofit entities in various positions including treasurer, chairman, compliance officer, compensation committee chair and nominating and governance committee chair. Mr. Thomas brings to the Board his expertise in assisting portfolio companies in acquisition analysis, new product development planning and strategic planning.

W. Kelvin Walker, age 60, Director since August 2022.	W. Kelvin Walker has served as a member of our board of directors since August 2022. Mr. Walker has served since March 2019 as Chief Executive Officer of the Dallas Citizens Council, a non-profit organization made up of over 150 chief executive officers and other top business leaders in North Texas that focuses on advancing public policy issues impacting the Dallas area. Prior to joining the Dallas Citizens Council, Mr. Walker served as a Managing Director of RLJ Equity Partners LLC, a private equity fund, from July 2015 to March 2019. Prior to that, he was a Managing Partner of 21st Century Group, LLC, a private equity firm, from January 1999 to June 2015. Mr. Walker currently serves on the board of directors of Oncor Electric Delivery Company LLC, an electricity transmission and distribution company, Reflekt Me, an online retail personalization and engagement technology company, as well as various non-profit organizations. Mr. Walker received his B.A. in Banking and Finance from Morehouse College and a MBA in Finance and Marketing from the Kellogg School of Management, Northwestern University. Mr. Walker brings to the Board his experience in finance, acquisition analysis and strategic planning.

Scott D. Weaver, age 64, Director since May 2002.	Mr. Weaver served as a director of Western Refining, Inc., a public refining and marketing company located in El Paso, Texas from 2005 until it was sold in June 2017. Mr. Weaver served as Vice President of Western Refining from December 2007 until December 2016. From August 2009 to January 2010, Mr. Weaver served as interim Treasurer of Western Refining. From August 2005 to December 2007, Mr. Weaver served as Chief Administrative Officer of Western Refining and from June 2000 to August 2005, Mr. Weaver served as Chief Financial Officer of Western Refining. From 1993 until June 2000, Mr. Weaver was the Vice President-Finance, Treasurer and Secretary of Encore Wire. Mr. Weaver also served on the board of managers of Western Refining Logistics GP, LLC, the general partner of Western Refining Logistics, L.P., a publicly-traded master limited partnership with logistics operations in the oil and gas industry until June 2017, and he served on the board of managers of Northern Tier Energy GP LLC from 2013 until 2016. Mr. Weaver earned a B.B.A. from Baylor University in 1980. Mr. Weaver was selected as a nominee to serve as a director of the Company due to his valuable knowledge of the building wire industry and familiarity with the Company gained while serving as an officer of the Company and his extensive knowledge of finance and public accounting.

John H. Wilson, age 80, Director from 1989 until May 1993 and since May 1994 and Lead Independent Director since November 2014.	Mr. Wilson has been President of U.S. Equity Corporation, a venture capital firm, since 1983. Mr. Wilson was formerly a director of Capital Southwest Corporation. Mr. Wilson was selected as a nominee to serve as a director of the Company due to his extensive experience over 45 years serving as either an executive or an investor in numerous companies in industries ranging from banking, insurance, manufacturing, communications, health and transportation.
There are no family relationships between any of the nominees or between any of the nominees and any director or executive officer of the Company. Mr. Wilson was originally elected to the Board of Directors of the Company pursuant to the terms of an investment purchase agreement entered into in connection with the formation of the Company in 1989. The director election provisions of the agreement were terminated in connection with the Company’s initial public offering in 1992.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS
Corporate Governance Overview
We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company. Our corporate governance framework includes the following:

•Annual election of directors
•Five of our six director nominees are independent, one is female, one is diverse, and one is a veteran
•Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Sustainability Committee
•Code of Business Conduct and Ethics

•Policy for Confidential Submission of Complaints or Concerns
•Frequent executive sessions of independent members of the Board and Committees
•Supplier Code of Conduct
•Global Human and Labor Rights Policy
•Lead Independent Director
•Director election subject to a Majority Voting Policy

•Regular Board self-evaluations
•Annual ESG Report
•Board and Committee review of strategic, operational and compliance risks
•Director and Executive Officer Stock Ownership Guidelines
•Pay for Performance alignment
•Coordinated investor outreach
•No poison pill

Board Independence
The Board has determined that each of the following directors and director nominees is “independent” as defined by Rule 5605(a)(2) of the listing standards of the NASDAQ Stock Market (“NASDAQ”):
Gina A. Norris
William R. Thomas
W. Kelvin Walker
Scott D. Weaver
John H. Wilson
The Board also determined that Gregory J. Fisher, who served on the Board of Directors during fiscal year 2022, was “independent” as defined by Rule 5605(a)(2) of the listing standards of NASDAQ. The Board has determined that each of the current members of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Sustainability Committee of the Board of Directors is “independent” within the rules set forth in the listing standards of NASDAQ. In assessing the director independence standards, the Board considered that Scott Weaver was employed by the Company from 1993 until June 2000. The Board concluded, based on all the facts and circumstances, that this past relationship with the Company does not affect Mr. Weaver’s independence as a director under NASDAQ’s independence definition.
Board Structure and Committee Composition
As of the date of this proxy statement, the Board has six directors and the following four committees: Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Sustainability Committee. The membership and function of each committee is described below. The Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Sustainability Committee each operate under a written charter adopted by the Board of Directors. A current copy of each charter is available under the “Investors” section of the Company’s website at www.encorewire.com.
During the Company’s calendar year ended December 31, 2022, the Board of Directors held a total of five meetings. Each director attended all five meetings, other than Gregory J. Fisher, who attended two meetings (constituting all meetings prior to his resignation), and W. Kelvin Walker, who attended two meetings (constituting all meetings after his appointment). Each director attended at least 75% of the number of board meetings and meetings held by all committees on which such director served. Directors are encouraged to attend annual meetings of the stockholders of the Company. All of the Company’s directors virtually attended the 2022 annual meeting of the stockholders of the Company.

Board Leadership Structure
The Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. This flexibility allows the Board to determine whether the two roles should be combined or separated based on its evaluation of the circumstances in existence and the specific needs of the Company and the Board at any time it is considering either or both roles. In November 2014, the Board of Directors unanimously elected Daniel L. Jones, the current Chief Executive Officer of the Company, as Chairman of the Board. In connection with this appointment, the Board of Directors created the position of Lead Independent Director of the Board and appointed John H. Wilson to such position, effective as of the same date. The appointment of a Lead Independent Director ensures that the Company benefits from effective oversight of the independent directors of the Board and promotes communication between management and the Board about issues such as management development, executive compensation and Company performance. The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as separating the Chairman and Chief Executive Officer roles, might be appropriate. Accordingly, the Board expects to periodically review its leadership structure.
The Board believes that its current Board leadership structure is appropriate for the Company, because it gives the Company’s stockholders the benefit of Board leadership by Mr. Jones, an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, promotes strategy development and execution and facilitates information flow between management and the Board of Directors, which are essential to effective governance. The Board continually evaluates the Company’s leadership structure and could in the future decide to separate the Chairman and Chief Executive Officer positions, if it understands that doing so would serve the best interests of the Company and the Company’s stockholders.
Lead Independent Director
John H. Wilson was elected by the independent members of the Board to serve as the Lead Independent Director in November 2014. The Board adopted a Lead Independent Director Charter that sets forth the powers and responsibilities of the Lead Independent Director. The Lead Independent Director position responsibilities currently include presiding at all meetings of the Board at which the Chairman is not present; serving as the principal liaison between the Chairman and the independent members of the Board; approving all information sent to the Board; approving meeting agendas for the Board; approving the frequency of Board meetings and Board meeting schedules; calling meetings of the independent members of the Board when necessary; being available for consultation and direct communication with major stockholders upon request; overseeing the development, recommendation and implementation of a process for the assessment of the effectiveness of the Board, each committee and the Board members; and such other responsibilities as the Board delegates. In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of other Board committees as appropriate and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.
Risk Oversight
The Board of Directors oversees the Company’s risk management, satisfying itself that the Company’s risk management practices are consistent with its corporate strategy and are functioning appropriately. The Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management.
The Board conducts certain risk oversight activities through its committees. The Audit Committee oversees the Company’s compliance risk, including reviewing reports of the Company’s compliance with the Sarbanes-Oxley Act. The Nominating and Corporate Governance Committee’s role in risk oversight includes recommending director candidates who have appropriate experience that will enable them to provide competent oversight of the Company’s material risks. The Compensation Committee monitors the risks to which the Company’s compensation policies and practices could subject the Company. The Sustainability Committee sets and monitors initiatives and policies related to sustainability matters and, in connection with such initiatives and policies, coordinates the preparation of an annual ESG report.
The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and conducting succession planning for key leadership positions at the Company. The Board also takes an active role in monitoring cyber security risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company. In addition to regular reports from each of the Board’s committees, the Board receives regular reports from the Company’s management on the Company’s material risks and the degree of its exposure to those risks.
Audit Committee
The current members of the Audit Committee are Scott D. Weaver (Chair), John H. Wilson, Gina A. Norris and W. Kelvin Walker, each of whom meets the independence requirements of the applicable NASDAQ and Securities and Exchange Commission (“SEC”) rules. The same individuals served as members of the Audit Committee during 2022, with Mr. Walker being appointed to such committee as of his appointment to the Board in August 2022. The Audit Committee met four times in 2022. The role of the Audit Committee is to review, with the Company’s auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent auditors. A current copy of the Audit Committee Charter is available under the “Investors” section of the Company’s website at www.encorewire.com
The Board has determined that Scott D. Weaver, John H. Wilson, Gina A. Norris and W. Kelvin Walker are the “audit committee financial experts” of the Company, as defined in the rules established by the NASDAQ and the SEC.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are William R. Thomas (Chair as of August 1, 2022), John H. Wilson, Scott D. Weaver, Gina A. Norris and W. Kelvin Walker. The same individuals served as members of the Nominating and Corporate Governance Committee during 2022, with Mr. Walker being appointed to such committee as of his appointment to the Board in August 2022. The Nominating and Corporate Governance Committee met four times in 2022. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, advises the Board concerning Board membership, leads the Board in an annual review of Board performance, and recommends director nominees to the Board. The Nominating and Corporate Governance Committee also periodically assesses each director’s compliance with the Company’s stock ownership guidelines. A current copy of the Nominating and Corporate Governance Committee Charter is available under the “Investors” section of the Company’s website at www.encorewire.com.
Compensation Committee
The current members of the Compensation Committee are John H. Wilson (Chair), Scott D. Weaver, William R. Thomas, Gina A. Norris and W. Kelvin Walker. The same individuals served as members of the Compensation Committee during 2022, with Mr. Walker being appointed to such committee as of his appointment to the Board in August 2022. The Compensation Committee met once in 2022. The role of the Compensation Committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The Compensation Committee also periodically assesses each executive officer’s compliance with the Company’s stock ownership guidelines and supervises and administers all compensation and benefit policies, practices and plans of the Company. The Compensation Committee also administers the 2020 Long Term Incentive Plan, except to the extent the Board elects to administer it. A current copy of the Compensation Committee Charter is available under the “Investors” section of the Company’s website at www.encorewire.com.
Sustainability Committee
The current members of the Sustainability Committee are Gina A. Norris (Chair), John H. Wilson, William R. Thomas, Scott D. Weaver and W. Kelvin Walker. The same individuals served as members of the Sustainability Committee during 2022, with Mr. Walker being appointed to such committee as of his appointment to the Board in August 2022. The Sustainability Committee met twice in 2022. The role of the Sustainability Committee is to set the Company’s general strategy relating to sustainability matters, as well as to develop, implement and monitor initiatives and policies at the Company based on such strategy. The Sustainability Committee also oversees communications with investors and other stockholders of the Company with respect to sustainability matters. A current copy of the Sustainability Committee Charter is available under the “Investors” section of the Company’s website at www.encorewire.com.

Consideration of Director Nominees
Stockholder nominees
The policy of the Nominating and Corporate Governance Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee shall address the membership criteria as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Nominating and Corporate Governance Committee
c/o Corporate Secretary
Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
Director Nominee Skills and Qualifications
The Board has adopted criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board. Among the qualifications provided by the criteria, nominees must be of the highest ethical character and share the values of the Company. Nominees must have reputations consistent with that of the Company and should be highly accomplished in their respective fields, possessing superior credentials and recognition. Nominees should also be active or former senior executive officers of public or significant private companies or leaders in their industry. Experience in the electrical wire and cable industry is not mandatory but is considered by the Board among the criteria for selection as a nominee. Nominees should also have the demonstrated ability to exercise sound business judgment.
The skills matrix below highlights our director nominees’ key skills and qualifications that are directly relevant to our business, strategy and operations. The Board reviews this matrix and the overall Board composition periodically in order to ensure the appropriate balance of diversity, knowledge and experience.

SKILLS AND QUALIFICATIONS(1)	DANIEL L. JONES	GINA A. NORRIS	WILLIAM R. THOMAS	W. KELVIN WALKER	SCOTT D. WEAVER	JOHN H. WILSON
Building Materials Industry Experience promotes our Board’s ability to establish and direct the execution of our strategy, evaluate opportunities and guide management	X		X		X	X
Senior Leadership Experience enhances our Board’s ability to recognize opportunities and address challenges that management faces in leading our business	X	X	X	X	X	X
Financial Reporting Expertise strengthens the Board’s oversight of our financial statements and internal controls	X	X	X	X	X	X
Risk Assessment / Risk Management Experience strengthens the Board’s oversight of complex risks facing the Company	X	X	X	X	X	X
Public Company Board Experience equips our Board to maintain robust governance and board practices designed to put owners first	X		X		X	X
1.The lack of an “X” for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the “X” indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.
Identifying and Evaluating Nominees for Directors
The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Nominating and

Corporate Governance Committee will consider prospective candidates. Candidates for director may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders, or other persons as provided by the Charter of the Nominating and Corporate Governance Committee. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Corporate Governance Committee along with the other recommendations. In evaluating such nominations, the Nominating and Corporate Governance Committee shall address the membership criteria as described above in “Director Qualifications,” which seeks to achieve a balance of knowledge, experience, and expertise on the Board.
Diversity
The Company believes that its current directors bring a diverse set of skills and experience, as well as age, cultural and geographic diversity to the Company that are important to the execution of the Company’s strategic goals. In evaluating the qualifications of individual Board members, the Nominating and Corporate Governance Committee considers many factors, including a general understanding of management, operations, manufacturing, finance, and other disciplines relative to the success of the Company in today’s business environment; understanding of the wire industry; educational and professional background; and personal accomplishment. For more information on our director nominee’s skills and qualifications, refer to the skills matrix under “Corporate Governance and Other Board Matters — Consideration of Director Nominees — Director Nominee Skills and Qualifications.” When considering the overall composition of the Board, the Nominating and Corporate Governance Committee believes that a Board of Directors, comprised of a diverse group of individual Board members, should represent a wide spectrum of personal experiences, perspectives, talents and areas of expertise at the policy-making levels of significant financial, industrial or commercial enterprises. As such, the Board seeks to add highly qualified female and racially diverse individual Board members. The Board added Gina A. Norris as a director at the 2020 annual meeting of stockholders of the Company. Ms. Norris currently serves as the Chair of the Company’s Sustainability Committee, which has oversight of our sustainability initiatives, and as a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Further, the Board added W. Kelvin Walker as a director in August 2022. Mr. Walker currently serves as a member of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Sustainability Committee. The Board’s continued objective is to recommend a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience and perspectives.

Board Diversity Matrix
The following matrix is provided in accordance with applicable NASDAQ listing requirements:

Board Diversity Matrix as of March 20, 2023
Total Number of Directors	6
	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE GENDER

Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
The Nominating and Corporate Governance Committee considers diversity in the broadest context, including race, national origin, gender and sexuality, individuals with disabilities, veteran status, as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies. In this regard we note that William R. Thomas, a nominee for director, is a veteran of the U.S. Air Force.
Stockholder Communications with the Board
The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications to the Board of Directors c/o Corporate Secretary, Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.
Report of the Audit Committee
To the Stockholders of Encore Wire Corporation:
The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors.
Management has the primary responsibility for the financial reporting process, including the Company’s system of internal controls and the preparation of the Company’s financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.
It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not represent themselves to be or to serve as accountants or auditors of the Company. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s annual report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.
The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditor’s independence.
The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”
The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with management during the year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. The Audit Committee held four meetings during 2022.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors.
AUDIT COMMITTEE
Scott D. Weaver, Chair
John H. Wilson
W. Kelvin Walker
Gina A. Norris
The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933, as amended (the “Securities Act”).
Code of Business Conduct and Ethics
In connection with the Company’s long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with its ethical principles, the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees, officers, directors, and advisors of the Company. The Code of Business Conduct and Ethics of the Company is available under the “Investors” section of the Company’s website at www.encorewire.com and is incorporated herein by reference.
Environmental, Social and Governance

In connection with the Company's commitment to operating all aspects of its business with integrity, contributing to our local community in a variety of ways, promoting a culture of diversity and inclusion, and using our natural resources thoughtfully and responsibly, the Board of Directors established the Sustainability Committee in 2021 to assist the Board in its oversight of environmental and social strategy, risks, and risk mitigation.
Sustainability remains a vital part of Encore Wire's rich history and long-term commitment to our community. Our corporate culture, which is grounded in efficiency, rigorous cost management and unparalleled customer service, has provided us the opportunity to grow into a leader in our industry. Our environmental initiatives over the past decade, from our copper scrap program to zero waste initiatives to sustainable water management, have allowed us to produce and deliver our innovative products at a lower cost to our customers. These results and our experience have demonstrated that responsible corporate citizenship and sustainable performance are fundamental to the future health of our Company.
In March 2023, we published the Company’s first Environmental, Social, and Governance (ESG) Report. This comprehensive report outlines the Company’s approach to integrating ESG management into our corporate strategy and highlights our sustainability achievements to date. The strategies detailed in the 2022 ESG Report have formalized our commitment to sustainability. We look forward to continuing to improve our position as a sustainable and responsible company in our industry.
All current and future information on our policies, social impact and environmental programs, as well as a copy of our 2022 ESG Report, are available under the “Sustainability” section of the Company’s website at www.encorewire.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND NAMED EXECUTIVE OFFICERS
The following table sets forth, as of March 16, 2023, the beneficial ownership of Common Stock of the Company (the only equity securities of the Company presently outstanding) by (i) each director and nominee for director of the Company, (ii) the named executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, (iii) all directors and named executive officers of the Company as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

	Common Stock
	Beneficially Owned (1)
NAME	NUMBER OF SHARES		PERCENT OF CLASS
Directors and Nominees for Director
Daniel L. Jones	792,120	(2)	4.33%
Gina A. Norris	3,600		*
William R. Thomas	11,100		*
W. Kelvin Walker	850		*
Scott D. Weaver	26,600		*
John H. Wilson	11,600		*
Named Executive Officers (excluding directors and nominees named above)
Bret J. Eckert	175,000	(3)	*
All Directors and Named Executive Officers as a group (7 persons)	1,020,870		5.55%
Beneficial Owners of More than 5% (excluding persons named above)
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,893,210	(4)	16.11%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,084,624	(5)	11.60%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	1,590,369	(6)	8.85%
*    Less than one percent.
(1)    Except as otherwise indicated or with respect to restricted stock units (which are hypothetical awards of Common Stock that do not entitle the holder to any rights as a stockholder until such awards are settled in Common Stock), each stockholder named in the table has sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by such stockholder.
(2)    Includes 145,000 shares of Common Stock underlying stock options that are exercisable within 60 days, 166,667 restricted stock units that do not carry voting rights that vest over the next one to three years, 5,542 shares held in Mr. Jones's account under the Company's 401(k) Plan, 10,125 shares of Common Stock owned by Mr. Jones’s spouse and 337 shares owned by Mr. Jones’s son. Mr. Jones disclaims beneficial ownership of the shares owned by his spouse and his son.
(3)    Includes 116,668 restricted stock units that do not carry voting rights that vest over the next one to three years.
(4)    As reported in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 26, 2023 with the SEC. BlackRock has sole power to vote or to direct the vote of 2,847,664 shares of common stock and sole power to dispose or to direct the disposition of 2,893,210 shares of Common Stock.

(5)    As reported in Amendment No. 9 to Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 9, 2023 with the SEC. Vanguard Group holds sole voting power with respect to none of such shares and sole power to dispose or to direct the disposition of 2,051,246 shares of Common Stock.
(6)    As reported in Amendment No. 10 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 10, 2023 with the SEC. Dimensional has sole power to vote or to direct the vote of 1,567,608 shares of common stock and sole power to dispose or to direct the disposition of 1,590,369 shares of Common Stock. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the securities owned by the Funds and may be deemed to be the beneficial owner of such shares. However, all shares reported by Dimensional are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
Compensation Highlights
Our compensation programs are designed to both attract and retain top-level executive talent and align the long-term and short-term interests of our executives with those of our stockholders. We received support from more than 94% of the stockholders present in person or by proxy at our 2022 annual meeting of stockholders in support of our Advisory Vote on Executive Compensation in 2021, which our Compensation Committee considers to be among the most important items of feedback about our compensation programs. We recognize and reward our named executive officers through compensation arrangements focused on the Company’s performance, and we ensure a strong alignment of interests with our stockholders by including a significant amount of equity-based compensation in the overall mix of pay. Our pay mix includes base salary, annual cash bonuses, and a long-term incentive plan under which we grant restricted stock units (“RSUs”) subject to vesting.
This Compensation Discussion and Analysis section addresses the following topics: (i) the members and role of the Company’s Compensation Committee; (ii) our compensation-setting process; (iii) our compensation philosophy; (iv) the components of our executive compensation program; and (v) our decisions for compensation awarded to, earned by, or paid to, the Company’s named executive officers in 2022.
The Board of Directors has determined that Daniel L. Jones, Chairman, President and Chief Executive Officer of the Company, and Bret J. Eckert, Executive Vice President and Chief Financial Officer of the Company, were the Company’s only named executive officers for the year ended December 31, 2022. Throughout this proxy statement, Mr. Jones and Mr. Eckert are referred to as the “named executive officers.” In this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee.
The Compensation Committee
Committee Members and Independence
John H. Wilson (Chair), Scott D. Weaver, William R. Thomas, Gina A. Norris and W. Kelvin Walker are the current members of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under NASDAQ listing standards.
Role of the Compensation Committee
The Compensation Committee administers the compensation program for the officers and certain key employees of the Company and makes all related decisions. The Compensation Committee also oversees the Company’s compensation and benefit policies, practices and plans of the Company, including administering the 2020 Long Term Incentive Plan. The Compensation Committee ensures that the total compensation paid to the officers is fair, reasonable and competitive. The Compensation Committee did not retain compensation advisors with respect to compensation earned during 2022, nor has it done so in the past. The Compensation Committee operates under a written charter adopted by the Board. The charter is available under the “Investors” section of the Company’s website at www.encorewire.com. The fundamental responsibilities of the Compensation Committee are:

•To review at least annually the goals and objectives and the structure of the Company’s plans for officer compensation, incentive compensation, equity-based compensation, and its general compensation plans and employee benefit plans (including retirement and health insurance plans);
•To evaluate annually the performance of the Chief Executive Officer and Chief Financial Officer in light of the goals and objectives of the Company’s compensation plans, and to determine their compensation levels based on this evaluation;
•To review annually and determine the compensation level of all officers and certain key employees of the Company, in light of the goals and objectives of the Company’s compensation plans;
•In consultation with the Chief Executive Officer, to oversee the annual evaluation of management of the Company, including other officers and key employees of the Company; and
•To review, recommend to the Board, and administer all equity-based compensation plans.
Committee Meetings
The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held one meeting during 2022, although executive officer performance and contributions are discussed throughout the year during the executive session of quarterly board meetings. We typically meet with the Chief Executive Officer and the Chief Financial Officer. We also meet in executive session without management.
We meet in executive session each year to evaluate the performance of the officers and certain key employees of the Company, to determine their incentive bonuses for the current year, to set their base salaries for the next calendar year, and to consider and approve any grants of equity incentive compensation.
Although many compensation decisions are made in the fourth quarter, our compensation planning process continues throughout the year. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes as noted above.
Executive management plays a significant role in the compensation-setting process. The most significant aspects of executive management’s role are:
•Evaluating employee performance; and
•Recommending salary levels, bonus awards, long-term deferred cash awards, and equity incentive awards for employees.
The Chief Executive Officer and Chief Financial Officer also participate in Compensation Committee meetings at the Committee’s request to provide:
•Background information regarding the Company’s strategic objectives;
•Detailed background information regarding the accomplishments of the Company and management;
•Their evaluation of the performance of the other officers and key employees; and
•Compensation recommendations regarding other officers and employees.
Compensation Philosophy
Our compensation philosophy is reviewed each year and updated as needed by our Compensation Committee. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in incentive compensation plans that are focused on the Company’s long-term financial performance. Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our stockholders and customers, with the ultimate objective of improving stockholder value. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management team members who can deliver outstanding performance.
The Compensation Committee seeks to achieve the following goals with the Company’s officer compensation programs: to attract, retain, and motivate officers, and to reward them for value creation. The individual judgments made by the Compensation Committee are somewhat subjective and are based largely on the Compensation Committee’s perception of each officer’s contribution to both past performance and the long-term growth potential of the Company. These judgments start with an evaluation of the Company's overall performance and are then paired with an evaluation of that individual's performance that are used to compare their performance to that of their peers. The Compensation Committee chose this approach to reward individuals who have both contributed to the Company’s overall success and performed well compared to their peers, while not rewarding poor performance. The Compensation Committee does not establish specific performance targets for officers to avoid any incentive for officers to behave in a self-interested manner or in a manner otherwise detrimental to the Company to achieve such targets. The Compensation Committee believes that this approach promotes teamwork and aligns with the long-term interests of the stockholders.
At the core of our compensation philosophy is our guiding belief that pay should be linked to performance, and several factors underscore that philosophy. Performance is measured both from the macro level of Company earnings and performance, and the micro level of the specific officers’ performance. A substantial portion of officer compensation is determined by each officer’s contribution to the Company’s profitability and performance based largely on a review of each officer’s performance of his or her specific duties and responsibilities that the Chief Executive Officer conducts with the Compensation Committee.
The Compensation Committee believes that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s results and strategic initiatives. As position and responsibility increases, a greater portion of the officer’s total compensation is performance-based pay.
In addition, our compensation methods focus management on achieving strong annual performance in a manner that supports and encourages the Company’s long-term success and profitability. Our bonus payouts are highly variable based on Company and individual performance. We believe that equity incentive compensation awards issued under the 2020 Long Term Incentive Plan or previously issued under the 2010 Stock Option Plan create long-term incentives that align the interests of management with the interests of long-term stockholders. Further, the Company’s stock ownership guidelines encourage our executive officers to focus on the long-term interests of the Company’s stockholders. Finally, we believe the Company’s overall compensation levels must be sufficiently competitive to attract and retain talented leaders.
The 2020 Long Term Incentive Plan enables the Company to provide stock-based incentives that align the interests of employees and directors with those of the stockholders of the Company, motivate employees and directors to achieve long-term results, reward employees and directors for their achievements, and attract and retain the types of employees and directors who will contribute to the Company’s long-term success.
The Compensation-Setting Process
This section describes the evaluation process of the Compensation Committee when considering compensation for named executive officers.
Overview
In setting compensation policies and making compensation decisions for the named executive officers, we do not use specific formula-driven plans. We do, however, consider multiple factors, including the Company’s overall performance in terms of revenue, profitability, growth and growth initiatives, and cost containment among others. We consider the overall economic and industry specific environments that management faces in any given period. We also heavily weigh the individual’s personal performance and how such individual contributed to the success of the rest of the management team. We discuss the performance of the Company and members of the executive staff with the Chief Executive Officer at quarterly Board meetings and at other appropriate points throughout the year. Many of the officers make presentations at quarterly Board meetings, enabling the Board to discuss that officer’s area of functional responsibility and performance personally. Our two named executive officers participate in all Board meetings. While the final amount of any compensation paid to the named executive officers is based on our business judgment, and is not generated or calculated by reference to any particular formula or performance target, it is based on our assessment of their performance in managing the Company and performing their specific duties. We believe this methodology is superior to other more formula-based calculations that can lead to executives focusing on short-term and personal performance to the detriment of the Company’s team-oriented performance.
Economic Considerations
As part of the compensation evaluation process, we consider the overall economic and industry specific environments that management faces at any given period. In 2022, the Compensation Committee considered numerous macroeconomic factors that may have impacted the Company’s operational and financial performance, including:
•Difficulties procuring necessary raw materials;
•Staffing and labor-related challenges;
•Delivery and logistics-related challenges;
•Increasing cost of capital; and
•Inflationary environment.
The Compensation Committee believes that the overall financial and operational performance of the Company should be evaluated in consideration of current industry and macroeconomic challenges. We also believe that variable compensation for our named executive officers should reflect their individual performance in managing current economic considerations while remaining focused on maximizing long-term shareholder value.
Individual Contributions
We also heavily weigh the individual’s personal performance of each named executive officer and how such individual contributed to the success of the executive team.
In 2022, Mr. Jones and Mr. Eckert were our only named executive officers and, as an executive team, were responsible for sales, operations, procurement, accounting and finance, investor relations, legal, risk management, information technology, human resources, and all other facets of the Company’s business.
Our named executive officers were also responsible for the execution of our Sustainability and ESG-related initiatives, under the supervision of our Sustainability Committee.
The Compensation Committee acknowledges that these roles are often filled by multiple other named executive officer positions at companies in our industry and believes that variable compensation for our named executive officers should reflect the successful execution of these increased responsibilities and contributions to the Company.
In December 2022, Mr. Eckert was promoted to the position of Executive Vice President to properly reflect his expanded leadership role, his importance to the Company, and to formalize the organizational hierarchy that has evolved since he joined Encore Wire.
Operational and Financial Performance
In making compensation decisions related to the Company’s operational and financial performance for the named executive officers, we do not use specific formula-driven plans. We do, however, consider multiple performance factors, including the Company’s overall performance in terms of revenue, profitability, growth and growth initiatives, and cost containment among others.
In 2022, the Company reported the following full year results. Highlights include:
•Net Sales of $3.018 billion; compared to $2.593 billion for 2021; and $1.277 billion for 2020;
•EBITDA of $951.5 million; compared to $723.1 million for 2021; and $118.5 million for 2020;

•Net Income of $717.8 million; compared to $541.4 million for 2021; and $76.1 million for 2020;
•Diluted Earnings per Share of $36.91; compared to $26.22 for 2021; and $3.68 for 2020;
•Gross Profit Margin of 36.9%; compared to 33.5% for 2021; and 15.2% for 2020;
•Cash on hand of $730.6 million; compared to $439.0 million for 2021; and $183.1 million for 2020;
•Tangible Book Value per Share of $100.03; compared to $66.30 for 2021; and $40.60 for 2020;
•Copper unit volume sold increased 7.9% when compared to 2021;
•Aluminum unit volume sold increased when compared to 2021;
•Cash outlay for share repurchases of $247.6 million; compared to $43.3 million for 2021; and
•Total capital expenditures of $148.4 million; compared to $118.2 million for 2021.
We believe that compensation components for our named executive officers, as related to the operational and financial performance of the Company, should be evaluated relative to the historical results of the Company and their appropriate economic considerations, and relative to the recent performance of a group of the Company’s peers.
Peer Group
The Company competes in an industry consisting primarily of private companies or public companies with divisions or subsidiaries that compete with the Company. Because of the lack of directly comparable compensation information for named executive officers of producers of electrical building wire, we also periodically refer to surveys of compensation data with respect to executives in comparable positions at comparable companies. To determine variable compensation for 2022 for our named executive officers, we obtained summary compensation information from several data and analytics companies who analyze public company proxies every year. These databases contain U.S. public company proxy salary disclosures for key executives at each company.
We utilized this data to compare financial performance, share performance, and named executive officer compensation between Encore Wire and members of the Peer Group (as defined below). The peer group companies we evaluated are from the “Capital Goods” industry sector (consistent with Encore’s designation) with a market capitalization ranging from $2 billion to $10 billion as of December 31, 2021 (the "Peer Group"). The Peer Group identified based on these criteria totaled 94 domestic public companies with summary percentiles demonstrating the average metric in the 90th, 75th, 50th, 25th, and 10th percentile ranges of the overall Peer Group.
Our analysis indicated that Peer Group companies had the following characteristics:
•Revenue: Median $2.3 billion; Average $3.4 billion;
•EBITDA: Median $354 million; Average $445 million;
•EPS: Median $2.76; Average $4.41; and
•Market Capitalization: Median $3.5 billion; Average $4.0 billion.
Peer Group Analysis
The Compensation Committee convened in December 2022 to analyze and evaluate the Peer Group data discussed above. Peer Group data analyzed included financial performance, share performance, and executive compensation-related metrics. Financial and share performance data were analyzed over a trailing twelve month period, as of September 30, 2022, and included Earnings Per Share (EPS), EBITDA, and Total Shareholder Return (TSR). Compensation-related metrics included fixed components, such as base salary and non-equity related compensation, and variable components, such as cash bonus, stock awards, and options awards, for Chief Executive Officer and Chief Financial Officer positions for the most recently reported fiscal year.

Following an analysis of the Peer Group data discussed above, the Compensation Committee concluded the following:
•As of September 30, 2022, Encore Wire’s Trailing Twelve Month Diluted Net EPS ranked in the 100th percentile when compared to the Peer Group;
•As of September 30, 2022, Encore Wire’s Trailing Twelve Month EBITDA ranked in the 91st percentile when compared to the Peer Group;
•As of September 30, 2022, Encore Wire’s Trailing Twelve Month TSR ranked in the 95th percentile when compared to the Peer Group;
•As of the most recently reported fiscal year, Encore Wire’s Total Compensation for Chief Executive Officer ranked in the 61st percentile when compared to the Peer Group; and
•As of the most recently reported fiscal year, Encore Wire’s Total Compensation for Chief Financial Officer ranked in the 87th percentile when compared to the Peer Group.
Compensation Components
We have historically kept our base salaries at competitive levels while trying to incentivize our executives with strong bonus and stock award programs that allow the executives to have significant upside when the Company performs well. To that end, the relative amount of our executives' base salaries are set at levels so that a significant portion of the total compensation that our executives can earn is performance-based pay as noted below. Base salary is largely determined based on the methodology discussed below in concert with the peer group data noted above.
Base Salary. Fixed cash compensation, subject to annual review and adjusted in response to changes in performance, duties, strategic importance, or competitive salary practices. The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent a relatively small portion of total compensation. However, the amount of base salary paid to each named executive officer is a determinant of other elements of compensation. The Compensation Committee reviews base salaries annually. Annual salary adjustments are not automatic or guaranteed, but rather based on the Compensation Committee’s evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, as well as current economic conditions.
Annual Cash Incentive. Cash incentive bonus payments are determined as described above, based primarily on each named executive officer’s contribution to the Company’s performance of key objectives and profitability. The Committee believes that profitability is one of the most useful measures of management’s effectiveness in creating value for the stockholders of the Company. We employ the methodology described above in concert with consideration of Peer Group data described above in determining the amount of cash incentive bonus awards.
Annual Equity Incentive. The Company’s named executive officers were eligible to receive equity awards granted under the 2020 Long Term Incentive Plan, as more fully described in Note 7 to the Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and incorporated herein by reference. The Company granted all equity awards in 2023 and 2022 under the 2020 Long Term Incentive Plan, with a price that is at the fair market value of the Company’s Common Stock as of the date of grant. The equity awards granted in January 2022 were made in connection with each named executive officer’s efforts and performance in fiscal year 2021 and are included in the summary compensation table below. The equity awards granted in January 2023 were made in connection with each named executive officer’s efforts and performance in fiscal year 2022 and will be included in the summary compensation table for next year’s proxy statement. The price for equity award grants is determined by reference to the closing price per share on NASDAQ at the close of business on the date of grant. Other than the 2020 Long Term Incentive Plan, as of December 31, 2022, the Company had not adopted any other equity incentive plans in which the named executive officers or directors may participate. The Compensation Committee makes equity awards at regular or special meetings of the Compensation Committee and sets the effective date at such meetings. The Company also made grants of equity incentive awards, including grants of unrestricted stock to directors and restricted stock units to employees subject to vesting, at the discretion of the Compensation Committee.

In determining the number of equity incentives to be granted to officers and the frequency of such grants, the Compensation Committee has considered the individual’s position, scope of responsibility, ability to affect profitability, the individual’s performance and the value of stock awards in relation to other elements of total compensation. In addition, since the Company believes that profitability is the most useful measure of management’s effectiveness in creating value for the stockholders, the Company’s profitability, when compared to historical results and recent Peer Group results, is also considered when determining the number of equity awards to be granted to officers.
Variable Compensation
As discussed above, a significant majority of named executive officer compensation is variable, given the weighting of performance based compensation in the form of cash incentives and equity awards granted under the 2020 Long Term Incentive Plan. For 2022 variable compensation, or “At-Risk Compensation” for our named executive officers was as follows:
The Compensation Committee believes that long-term equity awards are the strongest link between executive compensation and stockholder interests and therefore comprise the largest component of our named executive officers' total compensation. The Compensation Committee believes that this compensation mix appropriately aligns the interests of stockholders with the interests of our named executive officers.
2022 Compensation
This section describes the compensation decisions that the Compensation Committee made with respect to the named executive officers for 2022.
Executive Summary
In 2022 and in the first quarter of 2023, we continued to apply the compensation principles described above in determining the compensation of our named executive officers. In summary, the compensation decisions made for 2022 for the named executive officers were as follows:
•We raised the base salary for Mr. Jones to $1,050,000 for 2022 from $1,000,000 for 2021, and the base salary for Mr. Eckert to $500,000 for fiscal year 2022 from $475,000 for fiscal 2021; and
•We awarded cash incentive bonus payments to the named executive officers in the amount of $6,000,000 to Mr. Jones and $3,000,000 to Mr. Eckert in the fourth quarter of 2022 as compensation for performance in fiscal year 2022; and
•We granted 100,000 restricted stock units subject to time-based vesting to Mr. Jones and 75,000 restricted stock units to Mr. Eckert in the first quarter of 2023 as compensation for performance in fiscal year 2022.
Analysis
As discussed above, the Compensation Committee considers numerous factors when evaluating compensation components for named executive officers, including financial performance, shareholder return, and peer compensation. The Compensation Committee also believes that named executive officers should be evaluated for the quality of their work in their service to the Company and their overall importance to the Company. This qualitative analysis is performed annually and factors considerably into decisions related to base salary and variable compensation components.
In making qualitative compensation decisions with respect to Mr. Jones’s 2022 and 2023 base salary and 2022 cash and equity incentives, the Committee considered the following:
•Mr. Jones is a veteran executive in the wire industry and performed extremely well in leading the Company through significant challenges in 2022. Under his leadership the Company remained fully operational in the current environment, leading the team to achieve operating improvements and exceptional financial results, while overseeing multiple significant capital project expansions. During 2022, net sales increased to $3.018 billion compared to $2.593 billion in 2021 while achieving the highest earnings in the history of the Company. Earnings per share were $36.91 in 2022 compared to $26.22 in 2021. In addition, Mr. Jones has successfully led the repurposing of the previous distribution center, creating Plant 7, while managing the upgrades and capacity improvements throughout the rest of our facilities. Mr. Jones led the Sales team during 2022, driving both volume and margin growth over 2021 levels. Along with the rest of the executive team, Mr. Jones successfully increased headcount in a strained labor market while improving safety metrics year-over-year. As we look to the future, Mr. Jones and our executive team will be instrumental in effectively executing our significant capital expansion plans to ensure we pursue the growth needed to support these investments, while maintaining the level of service our customers expect from Encore.
•Mr. Jones performed his primary business objectives extremely well for 2022, which were to manage the Company’s operations in a cost effective manner, manage the sales team to drive volume growth while balancing the Board’s preference for profit versus volume, manage customer relationships, seek ways to expand the Company’s product offerings, help to ensure that the Company complies with regulatory requirements and meets related deadlines, manage risk and protect the Company’s strong balance sheet while driving earnings growth in a difficult industry environment during 2022.
•Mr. Jones’s base salary was increased to $1,200,000 effective January 1, 2023, to reflect his continued contributions to the Company’s success.
In making qualitative compensation decisions with respect to Mr. Eckert’s 2022 and 2023 base salary and 2022 cash and equity incentives, the Committee considered the following:
•Mr. Eckert is a veteran executive leader of public companies and performed extremely well again in 2022. As noted above, Mr. Eckert was promoted in December 2022 to the position of Executive Vice President to properly reflect his expanded leadership role, his importance to the Company, and to formalize the organizational hierarchy that has evolved since he joined Encore Wire. Under his leadership the Company remained fully operational in the current environment, leading the team to achieve operating improvements and exceptional financial results, while overseeing multiple significant capital project expansions. In addition, Mr. Eckert has successfully led the integration of our new, modern Service Center and the repurposing our previous Distribution Center into Plant 7, and the previous Plant 5 into our new Employee Center, while managing significant upgrades and capacity improvements throughout the plants. Operationally, Mr. Eckert was able to leverage existing capacity to capture volume growth in 2022 while driving continued profitability. Mr. Eckert also leads all of our procurement efforts, ensuring raw material sourcing remained strong in 2022, while deepening supplier relationships to handle future growth opportunities. During 2022, net sales increased to $3.018 billion compared to $2.593 billion in 2021 while achieving the highest earnings in the history of the Company. Earnings per share were $36.91 in 2022 compared to $26.22 in 2021.
•Mr. Eckert performed his primary business objectives extremely well for 2022, which were to manage the Company’s finances, lead investor engagement initiatives, oversee capital expenditure projects, oversee the Company’s sustainability efforts under the guidance of the Sustainability Committee, manage the Company’s operations in a cost effective manner, manage the legal team and help to ensure that the Company complies with regulatory requirements and meets related deadlines, manage risk and protect the Company’s strong balance sheet while driving earnings growth in a difficult industry environment during 2022.
•Mr. Eckert’s base salary was increased to $625,000 effective January 1, 2023, to reflect his additional level of responsibilities and contributions to the Company’s success.
The Committee determined to increase the base salaries for 2023 for Mr. Jones and Mr. Eckert based on the items noted above which drove record financial performance during challenging conditions in 2022. The Committee recognized that the named executive officers had performed exceptionally well versus the rest of the industry, and that the Company’s earnings and prospects had done well in 2022.
Recognizing Encore Wire’s exceptional performance in the construction and building wire industries and the other factors discussed above, the Committee awarded Mr. Jones and Mr. Eckert cash bonuses of $6,000,000 and $3,000,000, respectively, in the fourth quarter of 2022.
The Compensation Committee also granted 100,000 time-vested restricted stock units to Mr. Jones and 75,000 to Mr. Eckert in January 2023, subject to our three-year vesting provision. These restricted stock units were granted to the named executive officers pursuant to the Company’s 2020 Long Term Incentive Plan based on their leadership and performance during 2022. The Compensation Committee intends to continue to create long-term incentives for Mr. Jones and Mr. Eckert to maintain their alignment with the interests of long-term stockholders. The Compensation Committee acknowledges that a significant majority of the named executive officer compensation is variable and believes that this compensation mix appropriately aligns the interests of stockholders with the interests of our named executive officers.
Director and Executive Officer Stock Ownership Guidelines
In February 2015, the Board of Directors adopted the Director and Executive Officer Stock Ownership Guidelines for the Company’s directors and executive officers. The purpose of the stock ownership guidelines is for the Company’s directors and executive officers to display confidence in the Company through ownership of a significant amount of stock and to further align their interests with those of the Company’s stockholders. Each director and executive officer is required to hold the number of shares of the Company’s common stock valued at a multiple of such person’s annual cash retainer or annual base salary, as the case may be, in the amounts listed below:

POSITION	MULTIPLE OF ANNUAL CASH RETAINER OR ANNUAL BASE SALARY
Non-Employee Director	3x
Chief Executive Officer	3x
Other Executive Officers	2x
The stock ownership guidelines provide that each director and executive officer has five (5) years from becoming a member of the Board or election as an executive officer, as the case may be, to comply with the guidelines.
The Nominating and Corporate Governance Committee will periodically assess each director’s compliance with the stock ownership guidelines, and the Compensation Committee will periodically assess each executive officer’s compliance with the stock ownership guidelines. For purposes of measuring compliance, all shares of common stock held by a director or executive officer shall be valued at the greater of (a) the purchase price of such shares or (b) the latest closing price of the common stock on the NASDAQ Global Select Market or other exchange on which the common stock may be subsequently listed. The Board may approve exceptions to these guidelines from time to time, as necessary or appropriate, in individual cases. A current copy of the Company’s Director and Executive Officer Stock Ownership Guidelines is available under the “Investors” section of the Company’s website at www.encorewire.com. As of March 16, 2023, all of the Company’s directors and executive officers were in compliance with the requirements of the Company’s stock ownership guidelines.
Perquisites and Other Personal Benefits Compensation
The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for senior management positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the named executive officers’ 401(k) accounts, the value of certain life insurance benefits and the cost of vehicle leases and personal country club memberships to the Company. The named executive officers did not receive any other perquisites or other personal benefits or property.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments, including its 2020 Long Term Incentive Plan in accordance with the requirements of FASB ASC Topic 718 (formerly known as FASB Statement 123(R)).
Tax Deductibility
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer, its Chief Financial Officer and each of the other three most highly compensated executive officers. Pursuant to tax law changes effective in 2018, the Company’s Chief Financial Officer is included in the executives whose compensation is subject to the limit imposed by Section 162(m), and the exception to Section 162(m)’s $1 million limit for “performance-based compensation” has been eliminated, with the result that, except for “grandfathered” amounts, all taxable compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers is subject to the $1 million limit on deductibility. “Grandfathered” amounts that qualify as performance-based compensation under prior law should include stock options granted under the 2010 Stock Option Plan prior to November 2, 2017, so long as such options are not materially modified in the future. Although the Compensation Committee considers tax deductibility in designing and implementing its compensation program, the Compensation Committee does not limit itself to compensating our officers in a manner that qualifies for such tax deductibility, and retains the discretion to authorize awards or payments that might not be tax deductible if it believes they are in the best interest of the Company and its stockholders.
Advisory Vote on Executive Compensation
We conducted an advisory vote on executive compensation at our 2022 annual meeting of stockholders. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.
At the 2022 annual meeting of stockholders, approximately 94% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and the Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results.
Reasonableness of Compensation
The Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Committee believes mitigate risk without diminishing the incentive nature of the compensation. Our compensation programs encourage and reward prudent business judgment and appropriate risk taking over both the short term and the long term.

Compensation Committee Report
To the Stockholders of Encore Wire Corporation:
The Compensation Committee has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
The foregoing report is provided by the following directors, who constitute the Committee:
COMPENSATION COMMITTEE
John H. Wilson, Chair
Scott D. Weaver
W. Kelvin Walker
William R. Thomas
Gina A. Norris

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each named executive officer for the years ended December 31, 2022, 2021 and 2020. The Company has not entered into any employment agreements or severance agreements with any of the named executive officers.
Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($) (1)	ALL OTHER COMPENSATION ($)		TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(i)		(j)
Daniel L. Jones	2022	$1,050,000	$6,000,000	$9,651,750	$67,837	(2)	$16,769,587
Chairman, President and	2021	1,000,000	3,500,000	3,055,500	30,973		7,586,473
Chief Executive Officer	2020	925,000	1,400,000	883,500	33,353		3,241,853
Bret J. Eckert	2022	$500,000	$3,000,000	$6,434,500	$41,551	(3)	$9,976,051
Executive Vice President	2021	475,000	1,750,000	1,527,750	25,535		3,778,285
and Chief Financial Officer	2020	400,000	600,000	294,500	15,293		1,309,793
(1)    The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards pursuant to the Company’s 2020 Long Term Incentive Plan. Assumptions used in the calculation of this amount are included in Note 7 to the Company’s audited financial statements for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2023.
(2)    The amounts in column (i) include:
•    $12,200 in matching contributions by the Company to Mr. Jones pursuant to the Company’s 401(k) Plan.
•    $5,765 attributable to the personal use of a Company-provided automobile by Mr. Jones.
•    $47,111 attributable to the personal use of a Company country club membership by Mr. Jones.
•    $228 attributable to life insurance benefits provided by the Company for Mr. Jones pursuant to the Company’s Life Insurance Plan.
•    $2,533 attributable to dividend or dividend equivalent payments made to Mr. Jones.
(3)    The amounts in column (i) include:
•    $12,200 in matching contributions by the Company to Mr. Eckert pursuant to the Company’s 401(k) Plan.
•    $27,336 attributable to the personal use of a Company country club membership by Mr. Eckert.
•    $228 attributable to life insurance benefits provided by the Company for Mr. Eckert pursuant to the Company’s Life Insurance Plan.
•    $1,787 attributable to dividend or dividend equivalent payments made to Mr. Eckert.

Grants of Plan-Based Awards during 2022

NAME	GRANT DATE		ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK or UNITS (#)	EXERCISE or BASE PRICE OF STOCK AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($) (1)
(a)	(b)		(j)	(k)	(l)
Daniel L. Jones	1/15/2022	(2)	75,000	$128.69	$9,651,750
Bret J. Eckert	1/15/2022	(2)	50,000	$128.69	$6,434,500
(1)The amounts in column (l) are the grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718.
(2)These restricted stock unit awards were granted to the named executive officers pursuant to the Company’s 2020 Long Term Incentive Plan and vest in three equal annual installments, with the first shares vesting on January 15, 2023.
Outstanding Equity Awards at December 31, 2022

	Option Awards				Stock Awards
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES or UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES or UNITS OF STOCK THAT HAVE NOT VESTED ($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Daniel L. Jones	20,000	0	$51.63	02/24/24	6,000	(2)	$825,360
	20,000	0	$31.62	01/15/25	9,000	(3)	1,238,040
	30,000	0	$34.79	01/15/26	33,334	(4)	4,585,425
	30,000	0	$41.95	01/17/27	75,000	(5)	10,317,000
	36,000	9,000 (1)	$51.05	01/16/28
Bret J. Eckert					8,000	(6)	$1,100,480
					3,000	(7)	412,680
					16,667	(8)	2,292,713
					50,000	(9)	6,878,000
(1)Options vest in five equal annual installments of 9,000 shares each, with the first options vesting on January 16, 2019.
(2)Restricted stock awards vest in five equal annual installments of 3,000 shares each, with the first shares vesting on January 16, 2020.
(3)Restricted stock awards vest in five equal annual installments of 3,000 shares each, with the first shares vesting on January 15, 2021.
(4)Restricted stock units vest in three equal annual installments of 16,666 units each, with the first units vesting on January 15, 2022.
(5)Restricted stock units vest in three equal annual installments of 25,000 units each, with the first units vesting on January 15, 2023.
(6)Restricted stock awards vest in five equal annual installments of 4,000 shares each, with the first shares vesting on September 12, 2020.
(7)Restricted stock awards vest in five equal annual installments of 1,000 shares each, with the first shares vesting on January 15, 2021.
(8)Restricted stock units vest in three equal annual installments of 8,333 units each, with the first units vesting on January 15, 2022.
(9)Restricted stock units vest in three equal annual installments of 16,666 units each, with the first units vesting on January 15, 2023.

Options Exercises and Stock Vested Table
The following table lists the stock options exercised by, and stock awards vested to, our Named Executive Officers in the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED UPON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)(1)
	(b)	(c)	(d)	(e)
Daniel L. Jones	—	$—	22,666	$3,260,540
Bret J. Eckert	—	$—	13,333	$1,877,770
1.The amounts reported in this column represent the fair market value of the shares of our common stock on the vesting date of each Named Executive Officer’s outstanding restricted stock awards or the last trading day preceding the vesting date.
Pay Ratio Disclosure
Pursuant to the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the annual total compensation of the median employee (other than the CEO) to the total annual compensation of the principal executive officer. As the Company’s Chief Executive Officer (“CEO”), Mr. Jones is the Company’s principal executive officer. As reflected in the foregoing Summary Compensation Table contained within this proxy statement, Mr. Jones’s total compensation for 2022 was $16,769,587. The annual total compensation of the median employee (other than the CEO) for 2022 was $66,890, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, consistent with how the Company calculated the total annual median employee for the year ended December 31, 2021. We identified the median employee (other than the CEO) by using the payroll records as of December 31, 2022. We annualized the compensation for all full-time employees that were on the payroll as of December 31, 2022. The ratio of our CEO’s pay to the pay of our median employee for 2022 is 251 to 1.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our Company.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (1)	COMPENSATION ACTUALLY PAID TO PEO (2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS (3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS (4)	Value of initial fixed $100 investment based on:		NET INCOME (millions)	DILUTED EARNINGS PER SHARE(7)
					TOTAL SHAREHOLDER RETURN ("TSR") (5)	PEER GROUP TSR (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)
2022	$16,769,587	$16,636,811	$9,976,051	$10,064,267	$240.46	$162.76	$717.8	$36.91
2021	7,586,473	15,210,568	3,778,285	7,246,375	250.01	168.73	541.4	26.22
2020	3,241,853	3,391,481	1,309,793	1,334,943	105.74	127.76	76.1	3.68
1.The dollar amounts reported in column (b) are the amounts of total compensation reported for Daniel L. Jones, our Chairman, President and Chief Executive Officer for each corresponding year in the "Total" column of the Summary Compensation Table.
2.The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Jones, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Jones during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Jones's total compensation for each year to determine the compensation actually paid:

YEAR	REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR PEO	REPORTED VALUE OF EQUITY AWARDS(a)	EQUITY AWARD ADJUSTMENTS(b)	COMPENSATION ACTUALLY PAID TO PEO
	($)	($)	($)	($)
2022	$16,769,587	$(9,651,750)	$9,518,974	$16,636,811
2021	7,586,473	(3,055,500)	10,679,595	15,210,568
2020	3,241,853	(883,500)	1,033,128	3,391,481
a.The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

YEAR	YEAR END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN THE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS	FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR	FAIR VALUE AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION	TOTAL EQUITY AWARD ADJUSTMENTS
	($)	($)	($)	($)	($)	($)	($)
2022	$10,317,000	$(271,550)	$—	$(526,476)	$—	$—	$9,518,974
2021	7,155,000	3,509,550	—	15,045	—	—	10,679,595
2020	908,550	88,830	—	35,748	—	—	1,033,128
3.The dollar amounts reported in column (d) are the amounts of total compensation reported for Bret J. Eckert, our Executive Vice President and Chief Financial Officer for each corresponding year in the "Total" column of the Summary Compensation Table.
4.The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to Mr. Eckert, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Eckert during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Eckert's total compensation for each year to determine the compensation actually paid:

YEAR	AVERAGE REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs	AVERAGE REPORTED VALUE OF EQUITY AWARDS	AVERAGE EQUITY AWARD ADJUSTMENTS(a)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs
	($)	($)	($)	($)
2022	$9,976,051	$(6,434,500)	$6,522,716	$10,064,267
2021	3,778,285	(1,527,750)	4,995,840	7,246,375
2020	1,309,793	(294,500)	319,650	1,334,943
a.The average reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.
b.The amounts deducted or added in calculating the total average equity award adjustments are as follows:

YEAR	YEAR END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN THE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEAR	FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR	FAIR VALUE AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION	TOTAL EQUITY AWARD ADJUSTMENTS
	($)	($)	($)	($)	($)	($)	($)
2022	$6,878,000	$(153,275)	$—	$(202,009)	$—	$—	$6,522,716
2021	3,577,500	1,320,480	—	97,860	—	—	4,995,840
2020	302,850	50,720	—	(33,920)	—	—	319,650
5.Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company's share price at the end and the beginning of the measurement period by our Company's share price at the beginning of the measurement period, and multiplying it by and adding it to the initial $100 investment.
6.Cumulative TSR of the peer group is calculated using the same formula as the Company TSR, with the index weighted for market capitalization. The peer group is self-determined and consists of the following companies: Belden Inc., Patrick Industries, Inc., Apogee Enterprises, Inc., Gibraltar Industries, Inc., Atkore Inc., Nexans S.A., and Prysmian S.P.A.
7.List of Encore Wire's most important metrics that link Compensation Actually Paid to the PEO and other NEOs. We consider Total Shareholder Return, Net Income and Diluted Earnings Per Share to be Encore Wire's most important metrics that link compensation paid to our Named Executive Officers, as they are the key metrics that determine the payout of Encore Wire's Annual Incentive Plan and Performance Stock Units.
Hedging Policy
The Company’s insider trading policy prohibits each director, officer, employee and consultant of the Company and each entity controlled by any of the foregoing persons from engaging in short sales of the Company’s securities, including a “sale against the box” (a sale with delayed delivery). In addition, it prohibits transactions in publicly traded options of the Company, such as puts, calls and other derivative securities, on an exchange or in any other organized market.
Director Compensation for 2022

NAME	FEES EARNED or PAID IN CASH ($)	STOCK AWARDS (1)	TOTAL ($)
(a)	(b)		(h)
Gina A. Norris	$59,000	$154,313	$213,313
William R. Thomas	59,000	154,313	213,313
W. Kelvin Walker (2)	21,196	106,565	127,761
Scott D. Weaver	59,000	154,313	213,313
John H. Wilson	59,000	154,313	213,313
Gregory J. Fisher (3)	34,000	—	34,000
(1)    Represents the aggregate grant date fair value of the grant of shares of Company stock calculated in accordance with FASB ASC Topic 718.
(2)    W. Kelvin Walker was appointed to the Board effective August 24, 2022. Fees earned are based on time served on the Board.
(3)    Gregory J. Fisher resigned from the Board effective August 1, 2022. Fees earned are based on time served on the Board.
Non-employee members of the Board of Directors were paid a fee of $14,000 for the first quarter of 2022 and then $15,000 per quarter starting in the second quarter of 2022. In addition, the Company reimburses directors for reasonable travel, lodging and related expenses incurred in attending Board and committee meetings. In 2022, Gina A. Norris, William R. Thomas, Scott D. Weaver and John H. Wilson were granted 1,250 shares of

Company stock, and W. Kelvin Walker was granted 850 shares of Company stock pursuant to the 2020 Long Term Incentive Plan.
Potential Payments upon Termination or Change-in-Control
A Change in Control is defined under the 2020 Long Term Incentive Plan as (a) the acquisition by an individual, entity or more than one individual or entity acting as a group, of common stock representing more than 50% of the total fair market value or total voting power of the Company; (b) the acquisition by an individual, entity or more than one individual or entity acting as a group, during a 12-month period, of common stock representing 30% or more of the total voting power of the Company; (c) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by an individual, entity or more than one individual or entity acting as a group, during a 12-month period, of 40% of the assets of the Company.
Additionally, upon a Change in Control (as defined in the 2020 Long Term Incentive Plan) with respect to awards, options and rights under the 2020 Long Term Incentive Plan, the Compensation Committee may, in its discretion, accelerate the vesting of awards, accelerate the exercisability of stock options and stock appreciation rights, redeem awards in exchange for cash payment or other consideration, cancel awards which remain subject to a restricted period for no consideration, or adjust awards as appropriate to reflect the Change in Control (as defined in the 2020 Long Term Incentive Plan), including providing for the substitution, assumption or continuation of the awards by a successor company.
Assuming a Change in Control occurred on December 31, 2022, the named executive officers would be entitled to accelerated vesting of all unexercisable stock options having values of $778,590 (Mr. Jones), based on the difference between the exercise price of the accelerated awards and the closing price of the Common Stock on NASDAQ on December 31, 2022, and to accelerated vesting of all outstanding stock awards having values of $16,965,825 (Mr. Jones) and $10,683,873 (Mr. Eckert), based on the closing price of the Common Stock on NASDAQ on December 31, 2022. The actual benefit that a named executive officer may receive upon a Change in Control can only be determined at the time of such Change in Control.
Pension Benefits and Non-Qualified Deferred Compensation
The Company does not offer any post-employment compensation that would be required to be disclosed on the “Pension Benefits” or “Non-qualified Deferred Compensation” table.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Certain Relationships and Related Party Transactions
Policies and Procedures
The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party, as set forth in the Related Party Transactions Policy adopted by the Board of Directors. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members.
To identify related party transactions, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Company as a whole. Our Code of Business Conduct and Ethics requires all directors, officers and employees who have a conflict of interest to immediately notify their supervisor or our Nominating and Corporate Governance Committee chairperson.
We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. A copy of our Code of Business Conduct and Ethics is available at www.encorewire.com under the “Investors” section.
Related Party Transactions
The Company uses Best H & A Trucking for a minor percentage of its freight services. Best H & A is one of many freight carriers with which the Company does business. Best H & A Trucking is wholly-owned by Mrs. A. Jones, the mother of Daniel L. Jones, a nominee for director and the Company’s Chairman, President and Chief Executive Officer. The Audit Committee of the Board of Directors has approved the continued use of the transportation services of Best H & A Trucking and determined that these services are at rates no less favorable than are available from non-affiliated parties. During the year ended December 31, 2022, the Company paid Best H & A Trucking $79,855.20 for these services on the basis of rates the Company believes compare favorably with rates charged by other common carriers.
PROPOSAL TWO
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE COMPANY’S NAMED
EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) enables the Company’s stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for administering the Company’s executive compensation policies and practices, values the opinions expressed by stockholders in their vote on this proposal.
As discussed previously in the Compensation Discussion and Analysis section, we believe that the Company’s compensation policies and practices reflect the Company’s belief in rewarding officers based on individual performance as well as aligning the officers’ interests with those of the stockholders with the ultimate objective of improving stockholder value.
We are asking the Company’s stockholders to indicate their support for the Company’s named executive officer compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures, is hereby approved.”

The affirmative vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy is required for the approval of this proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURES.
PROPOSAL THREE
DETERMINATION, ON AN ADVISORY BASIS, WHETHER A STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS
The Dodd-Frank Act also enables the Company’s stockholders to indicate how frequently the Company should seek an advisory vote on say on pay, such as the advisory vote contemplated by Proposal Two. By voting on

Proposal Three, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years.
After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and, therefore, the Board of Directors recommends that you vote for a frequency of every year for the advisory vote on executive compensation. In formulating its recommendations, the Board of Directors determined that a vote every year on executive compensation will allow the Company’s stockholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, the Company’s stockholders on corporate governance matters and the Company’s executive compensation philosophy, policies and practices.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this Proposal Three.
The affirmative vote of holders of a majority of the holders of shares of Common Stock having voting power present in person represented by proxy shall constitute the stockholders’ non-binding approval of the frequency for this proposal. If none of the alternatives receive a majority vote, the Company will consider the highest number of votes cast by stockholders to be the frequency that has been selected by the stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR A FREQUENCY OF “1 YEAR” AS THE FREQUENCY FOR VOTING ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.
PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Based on the recommendation of the Audit Committee, Ernst & Young LLP, which has served as the Company’s independent registered public accounting firm since the Company’s inception, has been appointed by the Board of Directors to serve as independent auditors of the Company for the year ending December 31, 2023, subject to the ratification of such appointment by the stockholders of the Company. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification in order to obtain the stockholders’ approval of this appointment. The appointment of auditors will be approved by a vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.
The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the years ended December 31, 2022 and 2021, and fees billed for other services rendered by Ernst & Young LLP during 2022 and 2021:

	2022	2021
Audit Fees (1)	$895,055	$866,300
Tax Fees (2)	—	—
All Other Fees (3)	2,165	2,165
Total	$897,220	$868,465
(1)    Fees and expenses paid to Ernst & Young LLP for the audit of internal control over financial reporting and of the financial statements included in the Company’s Annual Report on Form 10-K, the reviews of the interim financial information included in the Company’s Quarterly Reports on Form 10-Q, consultations concerning financial accounting and reporting, and reviews of documents filed with the SEC and related consents.
(2)    Fees and expenses paid to Ernst & Young LLP for tax compliance, tax advice and tax planning.
(3)    Consists of fees for annual access to Ernst & Young LLP online accounting research database.
The Audit Committee considered the level of fees rendered by Ernst & Young LLP and concluded that the services were compatible with maintaining Ernst & Young LLP’s independence.
The Audit Committee pre-approves audit and permissible non-audit services provided by the independent auditor. The fees enumerated above for 2022 were all pre-approved by the Audit Committee. The Audit Committee follows certain procedures regarding the pre-approval of services provided by the independent auditor. Under these procedures, pre-approval is generally provided for up to one year and any pre-approval is detailed and specific as to the particular service to be provided. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting of the Audit Committee.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

STOCKHOLDER PROPOSALS AND OTHER DEADLINES FOR THE 2024 ANNUAL MEETING OF
STOCKHOLDERS
The Company contemplates that the 2024 annual meeting of Stockholders of the Company will take place on May 7, 2024. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2024 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2024 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by the Secretary of the Company at Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069 no later than December 4, 2023 to be eligible for inclusion in our proxy materials; provided that if the 2024 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.
Alternatively, as more specifically described in the Company’s Third Amended and Restated Bylaws (the “Bylaws”), a stockholder making a nomination for election to the Board of Directors or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2024 annual meeting of stockholders must deliver proper notice to the Secretary of the Company at Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069 not less than 90 and no more than 120 calendar days before the date of the 2024 annual meeting. As a result, for a stockholder nomination for election to the Board of Directors or a proposal of business to be considered at the 2024 annual meeting of stockholders, it must be properly submitted to the Secretary of the Company no earlier than January 8, 2024, and no later than February 7, 2024.
For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to the Secretary of the Company within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in the Bylaws relating to stockholder nominations and proposals.
ANNUAL REPORT
The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 2022 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to the Company, Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas, 75069, Attention: Corporate Secretary.
OTHER BUSINESS
At the date of this proxy statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2023 Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.
By Order of the Board of Directors,
Bret J. Eckert,
Executive Vice President and Chief Financial Officer

ENCORE WIRE

ENCORE WIRE CORPORATION
ATTN: BRET ECKERT
1329 MILLWOOD ROAD
MCKINNEY, TX 75069

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/01/2023 for shares held directly and by 11:59 P.M. ET on 04/27/2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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The Board of Directors recommends you vote FOR the following:

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Daniel L. Jones
02) Gina A. Norris
03) William R. Thomas
04) W. Kelvin Walker
05) Scott D. Weaver
06) John H. Wilson

The Board of Directors recommends you vote FOR proposal 2.

| | For | Against | Abstain |
|---|---|---|---|
| 2. BOARD PROPOSAL TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS. | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote 1 YEAR for proposal 3.

| | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| 3. BOARD PROPOSAL TO DETERMINE, IN A NON-BINDING ADVISORY VOTE, WHETHER A STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS. | ☐ | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR proposal 4.

NOTE: The above-named attorneys and proxies (or their respective substitutes) are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Proxy Statement and 10K Wrap are available at www.proxyvote.com

ENCORE WIRE CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints DANIEL L. JONES and BRET J. ECKERT, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of ENCORE WIRE CORPORATION (the "Company") held of record by the undersigned on March 16, 2023, at the Annual Meeting of Stockholders to be held on May 2, 2023 or any adjournment or postponement thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned stockholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" for Proposal One, "FOR" Proposal Two, "1 YEAR" for Proposal Three, and "FOR" Proposal Four.**

**(Continued and to be signed on the reverse side)**

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